Exhibit 10

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

This Amendment No. 1 (this “Amendment”), is entered into as of November 2, 2026, by and between Ensysce Biosciences, Inc., a Delaware corporation (the “Company”), and Dr. Lynn Kirkpatrick (the “Executive”), and amends that certain Employment Agreement, dated as of September 14, 2021, by and between the Company and the Executive (the “Existing Employment Agreement”).

WITNESSETH:

WHEREAS, the Company and the Executive are parties to the Existing Employment Agreement;

WHEREAS, the Existing Employment Agreement may only be modified by a written agreement signed by both the Company and the Executive; and

WHEREAS, the Company and the Executive desire to modify and amend the Existing Employment Agreement, in accordance with the terms of this Amendment;

AGREEMENT:

NOW, THEREFORE, for and in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby covenant and agree as follows:

1. Amendments.

A.	Section 1 is hereby amended and restated in its entirety to read as follows:

Position. Start Date. This contract as the Chief Operating Officer will begin 5:00 p.m. on January 1, 2027, or earlier upon adjournment of the Company’s Annual Meeting (“Start Date”). Your full scope of duties and responsibilities shall be customary to the role of Chief Operating Officer in a clinical-stage biotechnology company, including, but not limited to, managing the daily administrative and operational functions of the business. You will report to the Chief Executive Officer. You agree to devote your full business time and attention to your work for the Company, except as agreed in writing. Except upon the prior written consent of the Board of Directors of the Company (the “Board”), you will not, during your employment with the` Company, (i) accept or maintain any other employment, or (ii) engage, directly or indirectly, in any other business activity (whether or not pursued for pecuniary advantage) that might interfere with your duties and responsibilities as a Company employee or create a conflict of interest with the Company. For the avoidance of doubt, you agree that you are consenting to this change to your Existing Employment Agreement and to this change in your position, authority, duties and/or responsibilities and that such changes will not be a basis for you to claim “Good Reason” and/or severance under Section 8 of your Existing Employment Agreement and/or the Existing Employment Agreement, as amended hereby (collectively, the “Good Reason Waiver”).

2. No Other Amendments. The Company and the Executive hereby agree that, except to the extent specifically amended hereby, the Existing Employment Agreement shall remain in full force and effect and is hereby ratified and confirmed. Except for the Good Reason Waiver, nothing contained herein shall constitute a waiver of any provision of the Existing Employment Agreement.

3. Counterparts. This Amendment may be executed by the parties hereto in separate counterparts (including by way of facsimile or other electronic means), each of which, when so executed and delivered, shall be deemed to constitute an original, but all of which, when taken as a whole, shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COMPANY:

Ensysce Biosciences, Inc.

By:
Name:	James Morrisson
Title:	Chief Executive Officer

EXECUTIVE:

By:
Name:	Dr. Lynn Kirkpatrick